Exhibit 99.1

News Release

Investor Relations Contact: Claire McAdams Headgate Partners LLC 530.274.0551, 530.274.0531 fax email: claire@headgatepartners.com	Company Contact: Gary Schaefer Nanometrics Incorporated 408.545.6000, 408.232.5910 fax email: gschaefer@nanometrics.com

Nanometrics Names Financial Expert to the Board of Directors

MILPITAS, California, April 3, 2008 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced metrology equipment to the semiconductor industry, announced that Howard A. Bain III was appointed as a member of its Board of Directors and as a member and Chairman of its Audit Committee, effective April 1, 2008.

“We are delighted to have Howard join our Board and also serve as Audit Committee Chairman,” said Dr. Timothy J. Stultz, Nanometrics’ president and chief executive officer. “Howard’s wealth of experience and financial expertise will be a great asset to Nanometrics as we strive to further strengthen and grow the company.”

Mr. Bain brings to Nanometrics more than thirty years of board-level oversight and financial management experience in the high technology and semiconductor manufacturing industries, with capabilities that extend to all areas of corporate finance, operations, internal controls and procedures for compliance with the Sarbanes-Oxley Act of 2002 and public company financial and accounting reporting. Mr. Bain has served as Chief Financial Officer of several publicly-held technology companies, including Portal Software, Vicinity, Informix and Symantec. He currently serves as a director on the boards of Learning Tree International, PGP Corporation, Turin Networks and eCivis. Mr. Bain holds a B.S. in Business from California Polytechnic University and qualifies as an independent director and an audit committee financial expert under the rules of the Securities and Exchange Commission promulgated under the Sarbanes-Oxley Act of 2002.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics’ standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The Company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.